Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

ANDREW LAMPEREUR

EXECUTIVE VP & CFO

414.352.4160

ACTUANT SIGNS AGREEMENT TO ACQUIRE KEY COMPONENTS FOR

$315 MILLION

MILWAUKEE, WI, November 18, 2004—Actuant Corporation (NYSE:ATU) announced today the signing of a definitive agreement to acquire the stock of Key Components Inc. (“KCI”) for cash from an investor group lead by Kelso & Company. The purchase is subject to customary regulatory approvals and conditions, and is expected to close within the next 60 days. Total consideration for the transaction is approximately $315 million, including the assumption of approximately $80 million of KCI’s debt.

KCI, with headquarters in Tarrytown, New York, is a leading manufacturer of custom engineered products for a diverse array of end-user markets. Through its existing two business segments, Mechanical Engineered Components and Electrical Components, KCI targets its products to original equipment manufacturers and certain distribution channels. Its Electrical Components segment, whose product offering includes specialty electrical components, power conversion products and high-voltage utility switches, are offered by its Marinco, Acme Electric and Turner divisions, respectively. Its Mechanical Engineered Components segment, whose product offering consists primarily of flexible shafts and turbocharger components, are manufactured by its BW Elliot and Gits Manufacturing divisions, respectively. KCI employs approximately 1,300 employees, primarily in the United States, with smaller operations in Mexico, Thailand and China.

Commenting on the transaction, Robert C. Arzbaecher, Actuant President and CEO, said, “We believe this transaction represents a defining event in Actuant’s history. KCI is comprised of six operating businesses, each of which fit well in one of Actuant’s business segments, Tools & Supplies and Engineered Solutions. We believe KCI fits Actuant’s strategy; businesses with leading positions in niche end-user markets serving diverse customer bases, and generating above average financial returns. KCI has strong business unit management teams, which we believe fit with the Actuant culture.”

Actuant also announced a financing initiative to fund this transaction and further enhance its balance sheet. Actuant will be modifying its existing senior credit agreement and plans to issue approximately $250 million of additional senior debt to finance the acquisition. In addition, Actuant plans to offer approximately $125 million of its Class A Common Stock

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through a public offering, the proceeds of which would be used to fully retire KCI’s $80.0 million of 10.5% senior notes and reduce other senior borrowings. The size and timing of both the debt and equity financings are subject to prevailing market conditions.

Commenting on the financing initiatives, Andrew G. Lampereur, Actuant’s Chief Financial Officer, stated, “As we have communicated in the past, Actuant’s desired leverage level is between two and three times debt to EBITDA (EBITDA is earnings before interest, income taxes, depreciation, amortization and minority interest). After the proposed equity offering, our leverage is expected to be near the top end of the targeted range, but we expect to use future operating cash flow to reduce this further.”

On a pro forma basis, taking into account a full year’s impact of the acquisitions and divestitures it has completed during calendar 2004, KCI expects its 2004 sales and EBITDA to be approximately $220 million and $45 million, respectively. Based on this information, and taking into account planned synergies and the impact of the contemplated common stock offering, Actuant estimates the acquisition will add approximately $0.40 to diluted earnings per share on a full twelve-month basis (prior to the adoption of proposed new accounting rules for contingent convertible bonds).

Wachovia Securities is serving as the financial advisor to Actuant on the acquisition, while J.P. Morgan Securities Inc. and Wachovia Securities are arranging the acquisition bank financing. McDermott Will & Emery LLP and Quarles & Brady LLP are Actuant’s legal advisors on the transaction.

Actuant will be hosting a conference call at 10:00 a.m. CST (11:00 a.m. EST) on Friday, November 19, 2004 to discuss the acquisition. To participate in the call, investors should call 212.271.4636 at the scheduled time and ask for the Actuant conference call. A webcast of this call may be accessed via www.actuant.com.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance (including, without limitation, the statements relating to the completion of the Key Components acquisition and the future performance of that business) and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions and related restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.

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Actuant, headquartered in Milwaukee, Wisconsin, is a diversified industrial company with operations in over 20 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools. Products are offered under such established brand names as Dresco, Enerpac, Gardner Bender, Kopp, Kwikee, Milwaukee Cylinder, Nielsen Sessions, Power-Packer, Power Gear and Yvel.

For further information on Actuant and its business units, visit the Company’s website at www.actuant.com. For additional information on KCI and its business units, visit www.key-components.com.

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